Exhibit 23.1

     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 18, 2003, in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Cal-Maine Foods, Inc. for the registration of 5,750,000 shares of its common stock.

     We also consent to the incorporation by reference therein of our report dated July 18, 2003 with respect to the financial statement schedule of Cal-Maine Foods, Inc. for the years ended May 31, 2003, June 1, 2002 and June 2, 2001 included in the Annual Report (Form 10-K/A) for 2003 filed with the Securities and Exchange Commission.

Ernst & Young LLP

New Orleans, Louisiana
April 16, 2004